Exhibit 10.11

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made by and between Bernard M. Alfano (“Executive”) and diaDexus, Inc., a Delaware corporation (the “Company”), effective as of eighth day following the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A.         Executive’s employment with the Company will end effective upon the Termination Date (as defined below).

B.         Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.         Termination Date. Executive acknowledges and agrees that his status as an employee and officer of the Company will end effective as of October 1, 2011 (the “Termination Date”).

2.         Existing Obligations.

(a)         Final Paycheck. As soon as administratively practicable on or after the Termination Date, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings.

(b)         Business Expenses. The Company shall reimburse Executive for all outstanding expenses incurred prior to the Termination Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Executive complying with the Company’s requirements with respect to reporting and documenting such expenses. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(c)         Stock Options. As of October 1, 2011, Executive holds vested options to purchase 229,785 shares of Company common stock and unvested options to purchase 436,091 shares of Company common stock pursuant to the Company’s equity incentive plans and the option agreements evidencing such grants (the “Option Agreements”). In accordance with the Option Agreements, all unvested options shall terminate and be of no further effect as of the Termination Date. Further in accordance with the Option Agreements, if, by the date that is three months following the Termination Date, Executive has not exercised his vested options in accordance with the procedures set forth in Executive’s option agreements, such options shall terminate and be of no further effect.

(d)         Vested Obligations. Executive is entitled to the payments, expense reimbursements and rights to exercise set forth in this Section 2 regardless of whether Executive executes or revokes this Agreement.

3.         Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution of this Agreement and, on or within twenty-one days following the Termination Date, this Agreement becoming no longer subject to revocation as provided in Section 5(c)(iii) and Executive’s performance of his continuing obligations pursuant to this Agreement, that certain Amended and Restated Employment Agreement entered into between Executive and the Company as of May 1, 2008 (the “Employment Agreement”), the Employee Proprietary Information Agreement entered into between Executive and the Company (the “Confidentiality Agreement”) and any other material agreement between Executive and the Company, to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:

(a)         Severance. For the period commencing on the Termination Date and ending on the six-month anniversary of the Termination Date, Executive shall be entitled to receive the continued payment of his base salary at the rate in effect immediately prior to the Termination Date. Such payment shall be made in substantially equal installments on a periodic basis in accordance with the Company’s normal payroll practices and commence as soon as administratively practicable following this Agreement becoming no longer subject to revocation (with the first such installment to include any installments that would have been paid had this Agreement been irrevocable as of the Termination Date).

(b)         Bonus. At the same time as bonuses are paid to other executives, and in any event between January 1, 2012 and March 14, 2012, the Company shall pay to Executive, as additional severance, a bonus for fiscal 2011 in an amount determined pursuant to the terms of the Company’s bonus program but pro-rated based upon Executive’s service to the Company through September 30, 2011.

(c)         Healthcare Continuation Coverage. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents for COBRA coverage, such payment or reimbursement to continue until the earlier of (i) the six-month anniversary of the Termination Date or (ii) the date Executive and his covered dependents are covered by similar plans of Executive’s new employer. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.

(d)         Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

(e)         Sole Separation Benefit. Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. Executive acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

4.         Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.

5.         Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)         On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621. et seq.: Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.: the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101_et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)         Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)         Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)         Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)         Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv)         Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v)         Claims for indemnification under the Company’s Bylaws, the Indemnification Agreement entered into between Executive and the Company, California Labor Code Section 2802 or any other applicable law;

(vi)         Claims for breach of this Agreement; and

(vii)         Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)         In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i)         Executive has the right to consult with an attorney before signing this Agreement;

(ii)         Executive has been given at least twenty-one days to consider this Agreement;

(iii)         Executive has seven days after signing this Agreement to revoke it, and Executive will not receive the severance benefits provided by Section 3 of this Agreement unless and until such seven day period has expired. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the seventh day following Executive’s execution of this Agreement to Brian Ward, 343 Oyster Point Boulevard, South San Francisco, CA 94080, fax: (650) 246-6597.

(d)         EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6.         Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service. Executive further agrees that:

(a)         Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, either publicly or privately. The Company, on behalf of itself and each of its officers and directors, agrees that it or they shall not disparage, criticize or defame Executive, either publicly or privately. In response to any request for references, the Company will confirm your dates of employment and title but provide no further information. Nothing in this Section 6(a) shall have application to (i) any evidence or testimony required by any court, arbitrator or government agency or (ii) any oral or written reference provided at Executive’s specific request by an officer or director of the Company to a prospective employer or other business associate of Executive.

(b)         Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

(c)         Transfer of Company Property. On or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time Executive signed this Agreement.

7.         Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject and (e) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

8.         No Assignment. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any affiliate of the Company because of any actual assignment, subrogation or transfer by

Executive, Executive agrees to indemnify and hold harmless the Company or any affiliate of the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

9.         Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

10.         Miscellaneous. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with regard to the subject matter hereof. The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by Executive and the Chief Executive Officer of the Company and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11.         Maintaining Confidential Information. Executive reaffirms his obligations under Confidentiality Agreement. Executive acknowledges and agrees that the payments and reimbursement provided in Section 3 shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

12.         Beneficiaries. Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement that are unpaid if Executive dies prior to payment thereof, which obligation to render payment and other benefits shall survive Executive’s death, subject to Executive’s material compliance with this Agreement and the Confidentiality Agreement prior to such death. This designation, and any change in such designation, must be presented in writing by Executive to the Company.

13.         Executive’s Cooperation. After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s ability to engage in gainful employment. In the event Executive provides services to the Company pursuant to this Section 13, Executive shall be compensated, as an independent contractor, an amount equal to $250 for each hour worked by Executive after such date that is pre-authorized by the Chief Executive Officer of the Company in writing. Upon written request accompanied by appropriate documentation, the Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred by Executive in fulfilling his obligations under this Section 13.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their, respective signatures below.

DATED: 9/30, 2011	/s/ Bernard M. Alfano
Bernard M. Alfano

diaDexus, Inc.

DATED: 9/23, 2011	By:	/s/ Brian E. Ward
Brian E. Ward, Ph.D.
Interim Chief Operating Officer

S-1